♦> Bayern LB

Master Loan Agreement

between

REFUsol GmbH Uracher Straße 91
D-72555 Metzingen

hereinafter referred to as "Borrower" - and

Bayerische Landesbank
Brienner Straße 18
D-80333 München

hereinafter referred to as “Bank” -

1.Subject matter of the Agreement
The Bank grants the Borrower a general credit facility (“loan”) in the amount of

EUR 4,000,000.00
(in words: four million euros)
until further notice, no later than by July 30, 2012 (“end of term to maturity”) for financing operating capital -notwithstanding the right of termination pursuant to no. 26 of the Bank's General Business Conditions.

2.	Utilization
The Loan in euros may be utilized through the following individual cash transactions:
Overdraft facilities

Term loan facilities with a lead time of 2 bank working days at the registered office of the Bank until 9:30 am in each case in minimum tranches of EUR 500,000.00 and with terms to maturity of 1 month to 3 months, but not beyond the end of term to maturity.

as well as through:

Guarantees with the exception of loan security guarantees, whereby the Bank may request the documents regarding the principal debt obligation to be secured that are considered necessary by it from the Borrower for the purpose of the individual assessment of guarantee requests. The Bank reserves the right to turn down guarantee requests in justified individual cases, as well as in the case of open-ended guarantees or guarantees exceeding a term to maturity of 7 years.

3.Repayment
Utilized loans must be repaid in one amount at the end of term to maturity of the individual transaction or upon termination of the loan, unless a prolongation is agreed. If loans are utilized in the form of guarantees, the repayment shall be made through the Bank's exemption from liability. The exemption obligation shall be fulfilled through the return of the originals of the guarantee deeds by the beneficiary with the will to exempt the Bank from its liability recognizable to it through a binding disclaimer of liability by the beneficiary to the Bank by putting up security through a cash deposit at the Bank or in any other manner satisfactory to the Bank.
If term loans are agreed, an advance repayment of the term loans is excluded - apart from the possibilities as provided by law.

4.Book entry
All capital turnovers in connection with this loan, i.e. disbursements and repayments (also of partial amounts) as well as interest, commissions, fees and expenses shall be entered to an account through the Borrower's account no. XX/XXXXXXX at the Bank.

5.Conditions
The interest for utilized loans as overdraft facility shall be calculated based on one calendar month of 30 days and one

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year of 360 days (360/360 days) and an interest rate of 4.5 % p.a. until further notice. Interest and customary banking charges for the overdraft facility shall be due and payable in arrear in each calendar quarter.

The interest rates and interest calculation method for term loans shall be agreed in a particular case based on the respective rates on the money market established by the Bank plus liquidity costs and a margin of 1.9 % p.a. The interest shall be due and payable at the end of term to maturity of each interest period.

The commission rate for guarantees in euros shall be 1.25 % p.a. plus an issuing fee of EUR 100.00 per guarantee. The guarantee commission shall be calculated based on the days of a calendar month and on a year of 365 days that have actually past (actual day count convention/360 days) and shall be due and payable in advance in each calendar quarter.

For the commitment of the loan, a commitment commission in the amount of 0.25 % p.a. from the unclaimed part of the committed amount pursuant to item 1 shall be charged from October 1, 2011. The commission shall be calculated based on one calendar month of 30 days and a year of 360 days (360/360 days) and shall be due and payable in arrear in each calendar year.

6.Expenses / Obligations

6.1
The Borrower undertakes to make a balanced choice of beneficiaries in the course of utilizing the loan through guarantees, which as far as possible include the entire group of the Borrower's guarantee transaction partners.

6.2	The Borrower undertakes to comply with the following key financial parameter: equity / balance sheet total from 12/2011 at least 25%

The method for calculating these key financial parameters are appended as an Annex to this Agreement. Compliance with the key financial parameters shall be confirmed by the Borrower to the Bank in each calendar quarter in connection with the information on the economic circumstances (see Item 6.4). Compliance with the key financial parameters shall additionally be confirmed by the auditor in the course of the annual preparation of the audited financial statements (see Item 6.4). If it is foreseeable during the maturity of the loan that the key financial parameter will not be complied with, the Borrower is obliged to inform the Bank about this without delay. If the Bank is not informed about this without delay or no amicable solution regarding the noncompliance with the key financial parameters can be brought about, the Bank is entitled to terminate the loan for cause notwithstanding no. 26 of the GBC and Item 7 of the “GCCLB”.

6.3
If the provision of security is dispensed with - notwithstanding the regulations in no. 21 and no. 22 of the Bank's GBC, the following negative covenant and declaration of equivalence to the Bank regarding an equivalent treatment of all lenders shall be agreed:

The Borrower undertakes to the Bank,

•
not to provide securities of whatever kind to any other lenders for loans granted to the Borrower, a subsidiary or other third party or similar loans yet to be granted or have these provided to other third parties;

•
to ensure that none of the subsidiaries which the Borrower can exercise a controlling influence on (e. g. through a majority shareholding) provides securities of whatever kind to any other lenders for loans granted to the Borrower, a subsidiary or other third party or similar loans yet to be granted;

•	not to put any other lender in a better position regarding the information for loans granted to the Borrower, a subsidiary or other third party or similar loans yet to be granted.

Otherwise, the Bank must be treated as equal to the other lender. This shall not apply if the Bank consents to a provision of security beforehand or if securities which are equivalent from the Bank's perspective are provided to the Bank at the same time. This also excludes supplier loans on usual terms as well as the securing of such loans through retentions of title and substitute assignments.

6.4
The Borrower undertakes to disclose its economic circumstances on an ongoing basis to the Bank. It is especially obliged to submit to the Bank all up-to-date documents required under the specifications of Sec. 18 of the German Banking Act [Kreditwesengesetz (KWG)] and supervisory regulations for the assessment of its economic circumstances. In particular, these are:

•
The Borrower's audited financial statements including the consolidated financial statements including cash flow account as well as the prompt submission of the financial statements of the subsidiaries shown on the balance sheet (shareholding > 25%) as well as information on the compliance with the key financial parameters stipulated under

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Item 6.2 confirmed by the auditor by no later than 6 months after the last balance sheet date;

•
The quarter yearly report on the Borrower's including its subsidiaries' economic circumstances (target/actual comparison of the turnover, costs, investment and liquidity planning as well as the Bank rollforward) by no later than six weeks after the end of the quarter. As part of the quarter yearly reports, a calculation of the compliance with the key financial parameters stipulated under Item 6.2 must also be submitted;

•	The Borrower's corporate planning including its subsidiaries (turnover, cost, investment and liquidity planning) by no later than November 15, of each year.

At the Bank's request, the Borrower shall be obliged to give all supplementary explanations of its documents (including the subsidiaries' documents) and its economic situation (including its subsidiaries' economic situation). If supplementary documents are additionally required, the Borrower undertakes to arrange to have these likewise delivered to the Bank.

6.5    Declaration on the German Money Laundering Act [Geldwäschegesetz]
The Borrower undertakes to make available to the Bank all necessary information and documents that the Bank considers necessary for fulfilling its obligations under the German Money Laundering Act [Geldwäschegesetz].

7.	Covenant

Insurance cover
The Borrower declares that it will maintain all usual covenants required for the protection of the Borrower's and its subsidiaries' business operation and namely both regarding the insured risk as well as also regarding the sum insured.

8.	Requirements for utilization

The Loan may only be utilized by the Borrower if

•	The Borrower has submitted all documents for the legitimation verification required pursuant to Sec. 154 of the German Tax Code [Abgabenordnung];

•
The Bank submits an overview of the Borrower's structures under company law, all of the ownership structures and shareholding relationships up until the natural persons located at the end of an ownership chain (the Borrower's organizational chart, indicating the respective percentage and nominal shares in the assets, capital and / or voting rights of each natural person);

•	The documents stated in the Annex have been received by the Bank and were found to be in order by the Bank;

•
No cause which entitles the Bank to terminate the loan without notice, or which would entitle         them to terminate the loan, as they case may be, after setting a grace period and / or             sending a warning notice exists at the time of an utilization.

The Bank reserves the right to request further documents, especially in connection with the respective     individual transactions.

9.	Transfer of the loan risk to third parties, passing on information

9.1    If the Bank (for the purpose of refinancing, equity relief or risk diversification) avails itself of its right,

a.	To transfer or pledge all or part of the claims to which it is entitled under this Loan Agreement - where applicable including corresponding securities - to third parties,

b.
To insure all of part the beneficial risk of the grant of the loan - where applicable including any corresponding securities with a third party or transfer this to third parties, e. g. through loan derivatives, in connection with asset backed securities transactions or through loan sub-participations,

The Borrower shall exempt the Bank - as far as necessary - from banking secrecy in accordance with the regulations in no. 9.2 below.

9.2	A third party may be a member of the European System of Central Banks (e. g., The German Central Bank,

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Bundesbank), the European Investment Bank, a credit institution, the Reconstruction Loan Corporation [Kreditanstalt für Wiederaufbau, KfW] or another development bank, a financial service providing institution, financial enterprise, insurance companies, pension insurance carrier, pension fund, capital investment company or a special purpose company founded for the purpose of certifying     credit claims. The Bank may pass on the information required for the transfer of claims or a transfer of the beneficial risk of the grant of the loan to the respective third party as well as to persons who have to be integrated into the handling of the transfer for technical or legal reasons, e.g. rating agencies or auditors.

9.3
The Bank shall oblige the third party as well as where applicable further persons stated in no. 9.2 before passing on the transmitted information within the scope of a confidentiality agreement for secrecy about all customer-related data, unless such an obligation does not already exist due to legal or professional / customary regulations.

9.4
If credit claims are assigned to the German Central Bank, Bundesbank, the Borrower shall make available balance sheet figures and/or voluntary information to the German Central Bank, Bundesbank, at its request.

10.	Final provisions

10.1	Transaction by telephone / fax

In connection with the handling of term loans and overnight borrowing in Germany and abroad, it is hereby agreed that such transactions will exclusively be concluded by telephone and the persons yet to be indicated on the enclosed pre-printed form by the Borrower may conclude corresponding agreements with the Bank. The Borrower shall receive a written confirmation (in the form of a fax or a bank statement) regarding the respective transaction, indicating the amount, the term to maturity and the interest rate according to the Bank's instruction by telephone merely a written confirmation. The Borrower shall be obliged to check this confirmation for the correctness of the indicated data. No acceptance is required. The Borrower shall only get in contact with the Bank without delay in the case of discrepancies or if the Borrower does not receive such a confirmation within a reasonable period.
A corresponding confirmation must be sent to the Borrower's following fax number:

In connection with the handling of utilized loans (apart from term loans und overnight borrowing in Germany and abroad) under this Agreement, the Borrower may place orders by means of fax if the enclosed pre-printed form is completed and submitted with the Bank beforehand.

10.2	Validity of the provisions
The regulations of this Agreement shall apply for all of the Borrower's individual transactions with the Bank pursuant to Item 2.

10.3	Statute of limitation
If the Bank's claims are subject to the regular statute of limitation, a limitation period of 5 years is hereby agreed instead of the statutory limitation period. In other respects, the statutory provisions shall continue to apply.

10.4	General Business Conditions
Supplementally, the Bank's General Business Conditions (GBC), the General Conditions for the Corporate Lending Business (GCCLB; in German, “ABF”) and the General Conditions for the Guarantee Business (GCGB) are part of the Agreement. Copies of the GBC as amended in October 2009, the GCCLB as amended in September 2010 as well as the GCGB as amended in January 1997 are appended to this Agreement. Should deviations between the GBC, GCCLB as well as GCGB and the regulations of this Agreement exist, the agreements of this Agreement shall have priority.
Regarding first demand guarantees or guarantees with comprehensive disclaimer of objections, the leaflet enclosed as an Annex shall apply.

10.5	Coming into existence of the Agreement
The Bank is bound by this Agreement up until September 15, 2011. The foregoing Agreement shall only come into existence upon receipt of a legally binding countersigned original by the Bank before the expiry of this period.

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Metzingen, September 15, 2011	Munich

Refusol GmbH	Bayerische Landesbank

List of Annexes:
Annex “Authorization to conclude loan agreements by telephone
Annex “Pre-printed form order by means of fax machine”
Annex “GBC”
Annex “GCCLB”
Annex “GCGB”
Annex “Leaflet for first demand guarantees”
Annex “Calculation of the key financial parameter”

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Annex: “Authorization to conclude loan agreements by telephone”

KN REFUsol GmbH
GP:

The following persons are entitled, until revoked in writing, to take out term loans and overnight borrowing at the Bayerische Landesbank within the committed credit facility in the amount of EUR by telephone

Name	Limitations
(poss. amount, terms to maturity etc.)

Place, Date    REFUsol    GmbH

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Agreement on the issue of instructions by fax machines

between

Business partner number

Bayerische Landesbank
D-80277 München

- hereinafter referred to as “Bank”

and REFUsol GmbH

- hereinafter referred to as “Customer” -

1.	The customer hereby instructs the Bank to take receipt of and handle instructions that are sent by fax.

2.
The agreement shall apply to all persons with powers of control indicated to the Bank. If the group of persons entitled to issue instructions by fax is restricted notwithstanding this, the name(s) of the person(s) entitled to sign must be stated with a sample signature and telephone number on a supplementary sheet; the supplementary sheet shall constitute a part of this Agreement.

3.
The instructions to the Bank must be signed; they may be issued to the Bank from any fax machine. If it is requested that instructions may only be issued from certain fax machines (special sender ID) for security reasons, these must be indicated in full hereinafter.

Fax connection with sender ID (if by hand, please state clearly in block capitals):

4.
The agreement shall apply to all of the customer's accounts kept at the Bank under the stated business partner numbers. If only certain accounts are subject to this agreement, these must be listed individually hereinafter.

Sub-numbers, type of account and main account number must be stated:

5.	If the value of the instruction to the Bank in the event of a resulting change in assets exceeds
EURO ___________________,
the instruction issued must be confirmed by telephone regarding amount and recipient or intention of the instruction; if this confirmation is not received, no execution shall be done. The customer shall be informed by fax about this if the Bank knows the sender fax number. A further confirmation that the instruction has not been carried out is not given for reasons of discretion.
All persons falling under 2 are authorized to confirm by telephone.

6.
The customer shall confirm the instructions issued by tax - apart from the possibly necessary confirmation by telephone in Item 5. A separate written confirmation of the messages received by fax by the Bank shall also not be given.

7.
The customer is aware that when issuing an instruction by fax a high risk of falsification (e. g. falsifications through shadowless copying, changes to the original voucher or manipulation of the sender ID) as well as a risk regarding error-free transmission exists.

The customer shall therefore exempt the Bank from any liability and all third party recourse claims which could arise despite compliance with the above-mentioned procedure for abusive or defective issue of instructions by fax. This shall especially apply to damage due to falsification or falsifications of instructions by fax by unauthorized persons as well as to damage due to misrouting and transmission errors; the customer must bear this damage, unless this was the fault of the Bank.

Particular reference is made to the Bank's General Business Conditions, especially to number 20c.

8.
In the event of foreign payment instructions, the customer is in principle responsible for compliance with the reporting obligations pursuant to the German Foreign Trade Ordinance [Außenwirtschafts-verordnung]. The Bank shall only observe the reporting regulations after the customer has expressly issued the instruction.

9.	Changes to or a revocation of this Agreement must be recorded in writing. This shall also apply to the setting aside of

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the formal requirement. The transmission of a fax shall not fulfill this formal requirement.

Munich, August 18, 2011    Signature Bank
Place, date

Place, date    Signature Customer

The following supplementary sheets are part of this Agreement (brief description of content)

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General Business Conditions
Basis of the business relationship between our customers and Bayern LB

Version of October 2009
General
1. Basis of the business relationship
2. Amendments to the Business Conditions
3. Banking information
4. Powers of representation and disposition
5. Documents proving identity or title
6. Choice of law, jurisdiction, place of performance
Current account and other forms of business
7. Current account, statement of account
8. Rectification of incorrect credit entries
9. Credit and payment of items for collection
10. Confirmation of instruction prior to execution
11. Set off and application of payments
12. Accounts in foreign currency
13. Discharge from performance of transactions in foreign currencies
14. Receipt of foreign currency funds
15. Exchange Rate
16. Deposit-taking
Charges including overdraft interest
17. Interest and charges
18. Reimbursement for expenses
Duties and liability of the Landesbank and the customer
19. Liability of the Bank
20. The customer's duties of co-operation and care
Lien under the General Business Conditions, further security, release of security
21. Lien, assignment by way of security
22. Further security and release of security
Items for collection
23. Collection in the collecting business
24. Period allowed for presentation, urgent action
25. Security interest in the collecting business
Termination of the business relationship
26. Right of termination
27. Continuing validity of the General Business Conditions
28. Protection of deposits by a scheme guaranteeing the viability of institutions
General
1. Basis of the business relationship
1.1 Business relationship based on mutual trust

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The business relationship between the customer and the Bank is determined by the specific features of the banking business and a special relationship of mutual trust. The customer may rely upon the Bank to carry out his instructions with the diligence of a prudent businessman and to maintain banking secrecy.
1.2 General and Special Business Conditions
These General Business Conditions apply to the business relationship and supplement any agreements made by individual contract. Supplemental and differing special conditions apply in addition or instead of the General Business Conditions to particular business sectors, e.g. the areas of payment transactions, the savings business and securities transactions; these are agreed with the customer when the contract is entered into (for example when an account is opened) or when instructions are issued.
2. Amendments to the Business Conditions
2.1 Offer by the Bank
Amendments to the General Business Conditions or the Special Conditions or the introduction of additional conditions shall be offered to the customer no later than two months before the proposed effective date in the form permitted by law.
2.2 Consent to the amendment
The customer is deemed to have consented to the offer by the Bank unless the customer has notified its rejection before the proposed effective date of the amendments. BayernLB shall specifically draw the customer's attention to the effect of this provision in its offer. The Bank will then apply the amended version of the General Business Conditions or the amended Special Conditions or additionally introduced conditions respectively as the basis for the future business relationship.
2.3 Special right of termination in the event of amendments to conditions governing payment services
If the customer is offered amendments to conditions governing payment services (e.g. payment transfer conditions), the customer is entitled to terminate the payment services master agreement affected by the amendment before the proposed effective date of the amendment without notice and at no cost. The Bank shall specifically draw the customer's attention to this right of termination in its offer.
2.4 Differing agreements
The amendment procedure as defined in paragraphs 1 and 2 is not applicable if agreements to the contrary have been entered into. Sentence 1 does not apply to amendments to conditions governing payment services.
3. Banking information
3.1 Content of banking information
Banking information means general statements and comments concerning the financial situation of customers, their creditworthiness and solvency. Information as to the amounts of balances held in accounts, of savings deposits, of assets kept in safe custody or of other assets entrusted to the credit institution or of any credit utilized will not be disclosed.
3.2 Requirements for disclosure of banking information
The Bank may provide banking information on legal entities and merchants recorded in the Commercial Register provided that the inquiry relates to their business activities, unless an instruction to the contrary has been received from the customer. In any other case the Bank may only provide banking information if the customer has, in general or in the particular case, expressly agreed thereto. Banking information is only provided to the credit institutions own customers and to other credit institutions for their own purposes and those of their customers; such information is only provided if the person requesting it substantiates a credible legitimate interest in the information requested.
3.3 Written confirmation
If banking information on creditworthiness and solvency is given verbally, the Bank reserves the right to promptly send a written confirmation, the contents of which shall prevail from that moment on.
4. Powers of representation and disposition
4.1 Notification
Any powers of representation or disposition notified to the Bank shall be deemed valid until receipt by the Bank of a notice of their revocation or amendment in writing or, if agreed to within the framework of the business relationship by way of electronic communication, unless these circumstances are known to the Bank or are not known to it due to its own negligence. This also applies if such powers are recorded in a public register and an amendment has been published.
4.2 Defect in the legal capacity of the representative
The customer shall bear any loss resulting from any defect occurring in the legal capacity of the customer's representative which without the fault of the Bank did not come to its knowledge.

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5. Documents proving identity or title
5.1 Documents proving inheritance
Upon the death of the customer, the Bank may, for the purpose of clarifying legal entitlement, demand production of a certificate of inheritance, grant of probate or similar court certificates; documents in a foreign language must, if the Bank so requests, be presented together with a German translation. The Bank may waive presentation of a certificate of inheritance or grant of probate if an official or certified copy of the will or inter vivos inheritance contract with the record of the relevant probate proceedings is submitted.
5.2 Authority of the Bank to make payment or delivery
Bayern LB is also entitled to regard any person designated as heir or executor in such documents as in paragraph 1, sentence 2, as the person entitled and, in particular, to allow such person to dispose of any assets and to make payment or delivery to him, by way of discharge in full. This shall not apply if the Bank is aware of the inaccuracy or invalidity of such documents or if the Bank has not become aware of this as a result of its negligence.
5.3 Other foreign documents
If foreign documents are submitted to the Bank as proof of identity of a person or proof of any entitlement, it shall check whether such documents are suitable as proof. It shall, however, only be liable for their suitability, validity and completeness and for their correct translation and interpretation in the event of negligence or if the document as a whole has been falsified. To the above extent, the Bank may regard the persons designated as entitled as being actually entitled and, in particular, permit them to dispose of any assets and may make payment or delivery to them, by way of discharge in full.
6. Choice of law, jurisdiction, place of performance
6.1 German law
German law shall be applicable to the business relationship, unless mandatory statutory provisions dictate otherwise.
6.2 Place of performance
The place of performance for the Bank and the customer shall be the locality of the registered office of the Bank.
6.3 Jurisdiction
If the customer is a person carrying on a trade or business or a public authority or a state-funded corporation, the Bank may sue in its place of general jurisdiction and may only be sued in that jurisdiction.
7. Current account, statement of account
7.1 Current account
The Bank maintains an account for processing regular business and payment transactions (Girokonto) as a current account within the meaning of Article 355 of the German Commercial Code/Handelsgesetzbuch (Konto in laufender Rechnung).
7.2 Statement of account
Unless otherwise agreed, the Bank issues statements of account at the end of each calendar quarter. Statements of accounts will also be issued at other dates if there is a legitimate interest of one of the parties to the agreement.
7.3 Objections to statement of account
Any objections to statements of account must be made to the Bank in writing or, if agreed to within the framework of the business relationship, by way of electronic communication. Notwithstanding the obligation to raise objections to statements of account immediately [item 20, paragraph 1, letter (g)], such statements shall be deemed approved if objections thereto are not raised within six weeks after receipt of the statement of account. The Bank will draw the customer's attention to these consequences when the statement of account is issued. If any inaccuracy is subsequently discovered, both the customer and the Bank may demand rectification based on statutory claims.
8. Rectification of incorrect credit entries
8.1 Reversal of entries prior to statement of account issuance
Where credit entries are made without any binding authority having been given (e.g. due to a mistake or clerical error), the Bank may reverse them by simple entry (reversal entry) by the next statement of account, provided that the Bank has a claim for repayment against the customer.
8.2 Rectifying entry after issue of statement of account
The Bank may by means of a rectifying entry claim repayment under paragraph 1 even after having issued a statement of account if it has failed to ascertain the incorrect credit entry prior to such time. If the customer objects, the Bank will reverse the rectifying entry and reclaim by other means.
8.3 Identification
Reversal and rectifying entries shall be identified as such in the statement of account.

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9. Credit and payment of items for collection
9.1 Credit entries subject to collection
If the Bank credits the countervalue of checks, direct debits, or other items for collection prior to their payment, this is done subject to collection and receipt of their countervalue (credit "subject to collection"). This also applies if the checks, direct debits, or other items for collection are payable at the Bank itself. If checks or direct debits are not paid or if the Bank does not obtain the countervalue from an item for collection, the Bank will reverse the credit entry in accordance with clause 23 paragraph 2 of these General Business Conditions, even after any statement of account which may have been issued in the meantime.
9.2 Payment
Direct debit authorizations and debit advice mandates, checks and other items for collection shall only be effectively paid if the debit entry has not been reversed by the end of the second banking day1 after it was made. They shall also be effectively paid if the Bank has previously expressly stated to third parties that it wishes to pay the items (e.g. by sending a payment advice). The payment rules in the separate conditions agreed for this purpose apply to direct debits using other collection procedures. Checks collected through the Bundesbank clearing office are effectively paid if they can no longer be returned in accordance with its Business Conditions. Uncrossed Checks are effectively paid once payment has been made to the presenter.
10. Confirmation of instruction prior to execution
In the case of instructions given by telephone or by other mechanical means and also in the case of unsigned orders the Bank reserves the right to require immediate confirmation prior to carrying out the instruction.
11. Set off and application of payments
11.1 Set off by the customer
The customer may only set off his claims against the Bank to the extent that his claims are undisputed or have been ascertained by final judgment.
11.2 Application of payments by the Bank
The Bank may determine against which of one or more matured claims any payments received which are insufficient to cover all of its claims are to be applied. This shall not apply where the customer has determined otherwise or where a different application is compulsorily prescribed by law.
12. Accounts in foreign currency
The exclusive purpose of a foreign currency account is to effect the settlement of noncash payments to the customer or withdrawal orders by the customer in a foreign currency.
13. Discharge from performance of transactions in foreign currencies
The obligation of the Bank to execute a disposal to the debit of a deposit in a foreign currency or to satisfy a liability in a foreign currency, is suspended until and to the extent the Bank is not able or has only limited ability to effect such a disposal in the currency in which the deposit or the liability is denominated, due to political measures or incidents in the country of such currency. Until and to the extent such measures or incidents persist, the Bank shall also not be obligated to effect the disposal at a place outside of the country of such currency, or in a different currency (also not in Euro) or by purchasing cash. The obligation to effect a disposal to the debit of deposit in a foreign currency, shall not be suspended if it can be carried out by the Bank entirely within its own organization. Notwithstanding any of the foregoing provisions the customer and the Bank shall retain the right to set-off matured reciprocal claims in the same currency.
14. Receipt of foreign currency funds
Sums of money in a foreign currency may in the absence of express instructions to the contrary from the customer, be credited by the Bank in Euro if the Bank does not maintain an account for the customer in the relevant foreign currency.
15. Exchange Rate
The exchange rate for transactions in a foreign currency shall be determined in accordance with the list of Prices and Services (Preis- und Leistungsverzeichnis). The payment services master agreement applies additionally in the case of payment services.
16. Deposit-taking
In the absence of any agreement to the contrary, deposits are due without notice of termination (demand deposits). BayernLB shall pay interest on demand deposits at its standard rate for this type of deposit; this interest rate shall be placed on display. For the purposes of calculating the interest on deposits, each month shall be deemed to have 30 days.
Charges including overdraft interest
17. Interest and charges

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17.1 Interest and charges in business transactions with consumers
The level of interest and charges applicable to standard loans and services in business transactions with consumers is specified in the Notice of Charges (Preisaushang) and supplemented by the List of Prices and Services (Preis- und Leistungsverzeichnis). If a consumer uses a loan or service listed there and has not agreed a different arrangement, the interest and charges specified at this time in the Notice of Charges (Preisaushang) or the List of Prices and Services (Preis- und Leistungsverzeichnis) shall apply.
17.2 Interest and charges for non-consumer transactions
The level of interest and charges applicable to non-consumer transactions is determined by the agreements made, supplemented by the List of Prices and Services (Preis- und Leistungsverzeichnis) in the version applicable at the date of utilization.
17.3 Charges for other services
The Bank may levy an appropriate charge in accordance with the statutory provisions for services that are not covered by an agreement or listed in the Notice of Charges (Preisaushang) or in the List of Prices and Services (Preis- und Leistungsverzeichnis), that are rendered on behalf of the customer or in what is believed to be the customer's interest and that, on the basis of the circumstances, can only be expected to be rendered for a fee.
17.4 Activities for which no charge is levied
No charge shall be levied for activities that the Bank is required by law to undertake or that it is required to undertake on the basis of a separate ancillary contractual obligation, or that it undertakes primarily in its own interests, unless permitted by law to do so and then charges shall be levied in accordance with the legal regulations.
17.5 Changes in interest rates, customer's right of termination in case of an increase
Changes in interest rates for loans with a variable rate of interest shall be made on the basis of the relevant loan agreements with the customer. The Bank shall notify the customer of changes in interest rates. If interest rates are increased, the customer shall be entitled to terminate the business relationship concerned with immediate effect within six weeks of notification of the change, unless otherwise agreed. If the customer terminates the business relationship, the increased interest rates shall not be applied to the terminated loan agreement. Termination by the customer shall be deemed to be ineffective if the customer does not repay the amount owed within two weeks of the effective date of the termination.
17.6 Changes in charges for services typically used continually by customers
Changes in charges for services that are typically used continually by customers as part of their business relationship (e.g., custody account management) shall be offered to the customer in text format no later than two months before their proposed effective date. If the customer has agreed an electronic communication channel with the Bank as part of the business relationship, the changes may also be offered using this channel. The customer's consent is deemed to have been given unless the customer has communicated its rejection before the proposed effective date of the change. The Bank shall specifically draw the customer's attention to this consequence in its offer. If the customer is offered changes, the customer is entitled to terminate the agreement affected by the change before the proposed effective date of the changes without notice and at no cost. The Bank shall specifically draw the customer's attention to this right of termination in its offer. If the customer terminates the agreement, the changed charge shall not be applied to the terminated business relationship.
17.7 Special rules for consumer loan agreements
The interest and charges applicable to consumer loan agreements shall be governed by the relevant contractual arrangements, supplemented by statutory provisions.
17.8 Special rules for payment services agreements with consumers
The charges applicable to payment services agreements with consumers shall be governed by the relevant contractual arrangements and special conditions. In the absence of separate regulations, paragraphs 1 and 4 and - in case of changes of any charges for payment service master agreements (e.g. current account agreement) - paragraph 6 shall apply.
18. Reimbursement for expenses
BayernLB is entitled to invoice the customer for expenses which are incurred if BayernLB acts on its behalf or in its presumed interest (especially for long-distance calls, postal charges) or if securities are provided, administered, approved or realized (especially notaries' costs, storage charges, costs of guarding items as security).
Duties and liability of the Landesbank and the customer
19. Liability of the Bank
19.1 Liability for own fault
The Bank shall be liable for any fault of its own and of those persons whose services it uses to perform its obligations towards the customer, save as otherwise provided for in the following paragraphs, Special Conditions or individual agreements. If the Bank

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is liable and if the damage has not been caused by the Bank alone, whether through its fault or not, liability for damages shall be determined by the principles of contributory fault, section 254 of the German Civil Code (Bürgerliches Gesetzbuch).
19.2 Liability for third parties
The Bank may, in the absence of instructions to the contrary, pass on instructions in whole or in part to third parties for them to effect independently, where this appears necessary, taking into account the nature of the instruction and the interests of the Bank and the customer. In such cases, the obligations and liabilities of the Bank shall be limited to the transmission of the instruction, including care in selecting and instructing the third party.
19.3 Liability in case of force majeure
The Bank shall not be liable for any losses caused by disturbance of its operations (e.g. bomb threat, bank raid), in particular as a consequence of force majeure (e.g. war and natural events) as well as in consequence of other events for which the Bank is not responsible (e.g. strike, lock-out, disruption of communications), or which may occur through the exercise of supreme executive power in Germany or abroad.
20. The customer's duties of co-operation and care
20.1 Principles
The Bank will carry out the customer's instructions in a business-like manner. The customer has special duties of co-operation and other duties of care, in particular, the following duties:
a) Notification of important information and changes
The customer must notify the Bank in writing or, if so agreed to within the framework of the business relationship, by electronic communication, immediately of all facts which are material to the business relationship, especially any changes in the name, address, civil status, capacity to dispose of property or to incur liabilities of the customer (e.g. marriage or similar engagement, change in matrimonial property status) or the persons authorized to sign on behalf of the customer (e.g. subsequent legal incapacity of a representative or attorney) as well as changes in the economic beneficiary or the powers of representation or disposition notified to the Bank (e.g. powers of attorney and commercial representation). This duty to notify shall also apply if such facts are recorded in a public register and if they are published. The names of the persons authorized to act on behalf of the customer or to dispose of property on behalf of the customer, together with a specimen of the personal signature of such persons, shall be notified to the Bank on the forms provided by the Bank. There may also be more far-reaching statutory notification requirements, in particular as a result of the German Money Laundering Act (Geldwäschegesetz).
b) Unambiguous information in orders and instructions
Orders and instructions of every kind must unequivocally permit identification of the substance of the transaction. Amendments and confirmations must be designated as such. When giving payment orders, the customer must, in particular, ensure that the account number and the sort code number or IBAN2 and BIC3 are stated correctly, completely, unequivocally and legibly.
c) Care in transmission of particular orders
If orders or instructions are transmitted by telephone or other mechanical means, the customer must take care that no errors in transmission, misunderstandings, improper usage or mistakes occur.
d) Use of forms
For certain, transactions in particular, checks and direct debits, cash withdrawals and credit transfers, the forms permitted by the Bank are to be used.
e) Express notification of any special instructions
The customer shall transmit any special instructions relating to the execution of orders to the Bank separately; for orders given on a printed form, this must be done separately from the form. This applies, in particular, if payments are to be applied against certain amounts due to the Bank.
f) Notification of time limits and dates on which transactions are to be effected
In the same way as under e) above, the customer must expressly notify the Bank if instructions are to be carried out within certain time limits or on certain dates or if there is risk of extraordinary loss if instructions are not carried out properly, especially if not carried out within the time limit. Attention is drawn to the special duty to notify in the case of short presentation periods for checks under clause 24.
g) Complaints to be made immediately Objections to statements of account, direct debits, summaries of accounts, list of securities or other communications rendered by the Bank and also any objections as to the proper delivery of securities or other valuables by the Bank, must be raised immediately. If statements of account or lists of securities held on deposit are not received by the customer, the customer must notify the Bank immediately. This duty to notify also applies to non-receipt of other advices, receipt

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of which must, or ought to have been, expected by the customer.
h) Checking of confirmations of the Bank
Where confirmations of the Bank are at variance from orders or instructions given by the customer, the customer must object immediately.
20.2 Liability arising from neglect of duty
Any loss and damage arising from culpable neglect of the customer's duty to cooperate and other duties to exercise due care shall be borne by the customer. If the Bank has contributed to the occurrence of the loss through its culpable conduct, liability for damages shall be determined by the principles of contributory fault, § 254 the German Civil Code (Bürgerliches Gesetzbuch).
Lien under the General Business Conditions, further security, release of security
21. Lien, assignment by way of security
21.1 Extent
The customer hereby grants the Bank a lien on valuables of any kind which, in the course of banking business, may come into the possession or power of disposition of the Bank through acts of the customer or of third parties for account of the customer. Such valuables include all things and rights of any kind (by way of example: goods, foreign exchange, securities including interest, loan stock and dividend coupons, shares in a collective deposit, subscription rights, checks, bills of exchange, bills of lading, warehouse warrants, inland bills of lading). The lien also covers claims of the customer against the Bank (e.g. from credit balances). Claims of the customer against third parties shall be deemed to be assigned to the Bank if documents representing the claims, in the course of banking business, come within the power of disposition of the Bank.
21.2 Exclusions
If funds or other valuables come into the power of disposition of the Bank expressly designated for a particular purpose (e.g. cash deposit for payment of a check, bill of exchange or the execution of a certain credit funds}, then the lien of the Bank shall not extend to these valuables. Securities held in safe custody abroad are not, unless otherwise agreed, subject to the lien. The same applies to participation rights/certificates issued by the Bank itself and to claims of the customer arising from subordinated capital stock (e.g. subordinated bearer bonds).
21.3 Secured claims
The lien shall secure all existing and future claims, whether contingent or time limited, and all statutory claims, of the Bank against the customer which it may acquire in connection with the business relationship. Claims against customers under guarantees issued by them in favor of third parties shall only be secured from their maturity on.
21.4 Claim to the lien
The Bank may only retain the valuables which are subject to the lien under the General Business Conditions if it has a legitimate interest in obtaining security. Such interest exists, in particular, under the conditions on the right to demand further security under clause 22.
21.5 Enforcement of Security
The Bank shall be entitled to realize the valuables if the customer, notwithstanding demand with a reasonable grace period and warning of enforcement in accordance with § 1234 paragraph 1 German Civil Code (Bürgerliches Gesetzbuch), fails to meet his liabilities when they fall due. Where there are several security items the Bank has the right to choose between them. When selecting and realising security items, the Bank will, as far as possible, take account of the legitimate interests of the customer. The Bank shall be entitled to appropriate any proceeds of realisation which are insufficient to satisfy all its claims as it may in its reasonable discretion think fit. The Bank shall draw up the credit advices for proceeds of realisation in favour of the customer in such manner that they may be regarded as invoices within the meaning of the Turnover Tax Law.
22. Further security and release of security
22.1 Right to demand further security
The Bank may demand that the customer provides or increases security for his liabilities under borrowings if the risk situation undergoes a change due to circumstances occurring or becoming known subsequently, e.g. due to a deterioration or threatened deterioration in the financial position of the customer, any person jointly liable or any guarantor or in the value of the existing security.
In the case of consumer loan agreements, the Bank's right to require the customer to provide or increase security applies only if the security is specified in the loan agreement; if the net credit amount exceeds EUR 75,000 the Bank's right to require the customer to provide or increase security also applies even if the loan agreement does not contain any or any definitive details about security.
22.2 Duty to release security

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The Bank is obliged, upon request, to release such security items as the Bank may choose to the extent that the realizable value of all the security items not only temporarily exceeds the total amount of all claims of the Bank by more than 10%. This covering limit, as stated in the immediately preceding sentence, will be increased by the then current value added tax rate, to the extent that such value added tax is imposed on the Bank, in case of realization of the security items.
Items for collection
23. Collection in the collecting business
23.1 Collection agreement
Checks, bills of exchange, direct debits or other items for collection are taken by the Bank for collection (encashment) only, unless otherwise agreed.
23.2 Redebit
If the Bank has credited the amount of items for collection prior to receipt of that amount, it may redebit the amount in case of non-payment of the items, even if a statement of account has been issued in the meantime. The same applies
- if the countervalue is not received by the Bank or
- the free availability of the countervalue is restricted by law or by measures of government authorities or
- due to insurmountable obstacles the items cannot be presented or cannot be presented in time or
- collection is subject to disproportionate difficulties, which were not known at the time the items were taken for collection or
- a moratorium has been declared in the country in which the items are to be paid.
Under the same preconditions, the Bank may return items for collection even before their maturity.
Redebit is also permissible if the items cannot be returned. If the Bank is responsible for this, it shall bear the loss sustained by the customer resulting there from.
24. Period allowed for presentation, urgent action
If checks payable at the place of the Bank are not deposited by latest the third business day, and checks payable at other banking places by latest the fourth business day prior to expiry of the period allowed for presentation (Article 29 of the German Checks Act - "Scheckgesetz") or, if deposited by mail, they are not received by the Bank within such time and before close of business, the customer must by separate advice draw attention to the expiry of the period allowed for presentation and the possible need to take urgent action.
25. Security interest in the collecting business
25.1 Transfer of ownership by way of security
By depositing checks and bills of exchange for collection, the customer transfers to the Bank by way of security ownership of the items in the event that item for collection is not paid and the Bank is entitled to claim against the customer as a result of anticipatory disposals by the customer with regard to the collection, until such claims are satisfied. On acquiring ownership by way of security, the underlying claims also pass to the Bank.
25.2 Assignment by way of security
When other items are deposited for collection (e.g. direct debits, commercial paper), the claims underlying the items pass to the Bank under the terms of paragraph 1.
Termination of the business relationship
26. Right of termination
26.1 Ordinary termination
Both the customer and BayernLB may at any time, without observing any period of notice, terminate the business relationship as a whole or in respect of individual areas of business for which neither a term nor different termination conditions have been agreed. If the relationship is terminated by the Bank, it will take reasonable account of the legitimate interests of the customer, in particular, by not giving notice at an inopportune time.
The period of notice for termination of a payment services master agreement (e.g. a current account or card agreement) by the Bank is not less than two months.
26.2 Termination for good cause
Notwithstanding any other agreements, both the customer and the Bank may at any time, without observing any period of notice, terminate the business relationship as a whole or any individual respect if there is good cause making it unreasonable to

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expect the party terminating to continue the business relationship. In so doing, the legitimate interests of the other party to the agreement are to be taken into account. The Bank shall have such cause for termination especially if due to circumstances as listed below by way of example, the fulfillment of the payment obligations of the customer or the enforceability of the claims of the Bank are jeopardized, even if any security was enforced:
a) if a significant deterioration occurs or threatens to occur in the financial condition of the customer or in the value of any collateral provided as security for a loan, in particular if the customer suspends payments or declares that he intends to suspend payments or if bills of exchange accepted by the customer are protested;
b) if the customer fails within an adequate period of time to comply with his obligation to provide or increase security (clause 22 paragraph 1) following a request by the Bank so to do;
c) if the customer has made incorrect statements regarding his financial circumstances;
d) if execution is levied against the customer;
e) if the financial circumstances of a person jointly liable or any unlimited partner have deteriorated significantly or are in considerable jeopardy and also in the case of the death of, or a change in, an unlimited partner.
If the good cause is a breach of a contractual obligation, termination is permitted only after fruitless expiry of a granted cure-period or fruitless reminder. This shall not apply if the customer definitely and utterly refuses performance, fails to render performance on a contractually fixed date or within a specified time-period, although timely performance has contractually been made a condition by the Bank for its continued interest in the performance, or if, considering the interest of both sides, immediate termination is justified by specific circumstances.
26.3 Termination of consumer loan agreements
Where the German Civil Code (Bürgerliches Gesetzbuch) prescribes mandatory special rules for the termination of consumer loan agreements, the Bank is only entitled to terminate such loans in accordance with these rules.
26.4 Legal consequences of termination
Upon the termination of the business relationship as a whole or any individual, respect the amounts owing on the relevant accounts become immediately due. The customer is in addition obliged to release the Bank pro tanto from all liabilities assumed for or on behalf of the customer.
The Bank is entitled to give notice of termination of liabilities assumed for or on behalf of the customer and, effective as against the customer, to liquidate other liabilities, in particular those in foreign currency and it may immediately re-debit the customer's account for any bills and checks purchased; claims arising under the laws relating to bills of exchange and checks against the customer and any other person liable under the respective instrument for payment of the full amount of the bill and check together with associated claims shall, however, remain with the Bank until full settlement of any debit balance.
27. Continuing validity of the General Business Conditions
Even after termination of the business relationship as a whole or in any individual respect, the General Business Conditions shall continue to apply to the winding up thereof to the extent required to wind up the relationship.
28. Protection of deposits by a scheme guaranteeing the viability of institutions
BayernLB is a member of the protection system established by the German Financial Group of Savings Banks (Deutsche Sparkassen-Finanzgruppe). As a scheme guaranteeing the viability of institutions in accordance with the German Deposit Guarantee and Investor Compensation Act, this system protects the assets of the associated Banks and monitors the risk situation. BayernLB shall be entitled to provide to the protection system or any person acting on behalf of it all information and documents necessary for or in connection with the protection system.
(Footnotes)
1 Banking days are all working days apart from Saturdays and 24 and 31 December.
2 International Bank Account Number.
3 Bank Identifier Code.

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General Conditions for the Corporate Customer Loans Business (GCCLB)

Last revised: September 2010

1.	Payment method and timely fulfillment
All payments by the borrower (hereinafter always referred to as “borrower”) shall be made free from deductions of any kind and without any possibility of making a deposit or offsetting, unless the counterclaim is undisputed or recognized by declaratory judgment.
The timeliness requirement is fulfilled when the payments are received by the Bank without any objections on the due date.

2.	Several borrowers
a)    Several borrowers are liable as joint and several debtors.
b)    Several borrowers mutually authorize one another to receive and make declarations of any kind. Declarations by the Bank shall thus have an effect against all borrowers if they are made to one of them; likewise, the declarations by a borrower to the Bank shall be considered as declarations by all borrowers. This authorization shall not include declarations which terminate or significantly reorganize the contractual relationship or which create new and changed obligations.

3.	Representative authorized to accept service
If the borrower transfers its registered office abroad, it shall appoint a representative authorized to accept service resident in the Federal Republic of Germany beforehand. The Bank is authorized to appoint such a representative if the borrower fails to fulfill this obligation.

4.	Costs and damages
Judicial and extrajudicial costs (especially costs and expenses arising in connection with the disbursement of the loan
e.g. fees for telegraphic transmission, but not the Bank's own costs) arising now and in the future associated with the credit or loan (hereinafter always referred to as “loan”), taxes, other expenses that are caused through the improper fulfillment of the obligations assumed shall be borne by the borrower.

5.	Substitute performance
The Bank may fulfill the borrower's obligations to the Bank or to third parties which affect the loan relationship in the event of a delay for the borrower's account.

6.	Sliding interest rate clause, fixed interest rate
If a variable interest rate is agreed (until further notice interest rate) for drawings on a loan facility in EUROS, the Bank is entitled and obliged to adjust the contractual interest rate.
The adjustment of the contractual interest rate shall be in accordance with the change of the reference interest rate mentioned below. This shall correspond to the arithmetic mean from EONIA, EURIBOR 1 week, EURIBOR 1 month, EURIBOR 2 months, EURIBOR 3 months, EURIBOR 6 months and EURIBOR 12 months on the last three bank working days in each case before the 15th day of the last month of a calendar quarter, and shall be rounded commercially to one decimal place. If the reference interest rate is changed, the Bank shall adjust the contractual interest rate on the first day of the next calendar quarter by just as many percentage points and invoice the newly determined contractual interest rate. The notification of the change in the respective contractual interest rate shall be sent quarterly. (The Euro-Overnight-Index-Average (EONIA) as well as the Euro-Interbank-Offered-Rate (EURIBOR) are average rates at which the banks which are located in the territory of the European Economic and Currency Union, lend EUROS to one another with various terms of maturity. These are also published in the economics section of national daily newspapers.)
If a fixed interest rate is agreed, early repayment of the loan - apart from as far as possible as prescribed by law - is excluded.
Before the expiration of the agreed fixed interest rate, if this does not coincide with end of the term of maturity, the Bank shall submit a binding offer. If no agreement comes into existence by the expiration of the fixed interest rate, the loan shall be due for repayment on this date.

7.	Termination without notice by the Bank
The Bank is entitled to terminate all or part of the credit or loan agreement, also guarantee loan, framework agreement or individual commitment (hereinafter referred to as “loan agreement”) with effect from the extinguishment of a claim still existing for disbursement and the immediate maturity of the repayment of disbursed amounts and release of issued

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guarantees for cause, especially when
a)    the borrower finds itself in more than 14 days in default with a payment obligation owed under the loan agreement,
b)    the borrower, a joint and several debtor or guarantor fails to fulfill obligations to the Bank or a requirement in connection with the loan agreement, - especially the duty to provide information about the borrower's, the joint and several debtor's or the guarantor's economic circumstances,
c)     statements or assurances by the Borrower or in the submitted documents prove to contain inaccuracies,
d)     one of the agreed securities is not or remains provided in legally valid form, and no equivalent replacement security is provided,
e)     the Borrower uses the borrowed funds inappropriately,
f)     the Borrower sells significant assets or participating interests or carries out a relocation, sale, leasing, letting or shutdown of the operation of significant parts of the operation and in the Bank's opinion adversely affect the Bank's legitimate interests,
g)     in the Bank's reasonably considered opinion, the Bank's legitimate interests are adversely affected through a change in the borrower's legal form or the corporate purpose or the essential business activity or through a transfer of the borrower's registered office or through an assumption of the direct or indirect control over the borrower (shares and/or voting rights) through one or     several other legal persons.
h)     the borrower is insolvent or overindebted, or the borrower has applied for the opening of insolvency proceedings regarding its assets, or the court with jurisdiction has ordered safeguarding measures in accordance with Section 21 of the German Insolvency Code [InsO] or has opened the insolvency proceedings or rejected the opening due to a lack of assets, or the borrower commences negotiations with its creditors with the objective of a moratorium or suspends its payments,
i)     The borrower and/or subsidiaries find themselves more than 14 days in default with payment obligations to other banks, or if in the case of another loan taken out by the borrower and/or subsidiaries, a right of extraordinary termination exists for the lender.
If the cause consists of the breach of an obligation in connection with the loan agreement, termination is only permitted after the expiration of the period specified for remedying the breach to no avail or after a warning letter to no avail, unless the period and the warning letter is indispensable according to the law.
If several borrowers are involved, the Bank shall also be entitled to the right of termination if the requirements for the termination only exist in the personal identity of a borrower.
Termination for cause always requires that the Bank cannot reasonably be expected to continue the loan agreement after taking all circumstances of a particular case into account and after considering both parties' interests.
The right of termination shall continue to exist as long as the reason for termination exists in the event that it is not exercised.

8.	Claims in the event of termination or failure of acceptance
The Borrower is obliged to reimburse the
Bank for any damage thereby occurring as well as any handling and valuation costs incurred as well as a commitment commission in the event of a termination by the Bank or the failure to accept the loan. This shall not affect the Bank's claims based on other legal grounds.

9.	Notifiable changes
The borrower shall notify the Bank without delay of any changes of a legal or economic nature which are likely to significantly influence its structure, its assets or net earnings situation or the purpose of the loan. This shall especially apply in the following cases:
- Change of the purpose of the company,
- Change of the legal form, significant amendments to the articles of association, dissolution or merger, change in the identity of the owner or shareholder,
- Disposals of shareholders' interests,
- Transfer, sale, leasing, letting or shutdown of the operation or significant parts of the operation,
- Sale of significant participating interests,
- Conclusion, modification or cancellation of domination agreements, profit transfer agreements or other affiliation agreements,
- Change of the address.

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10.	Miscellaneous provisions
a)     hould regulations of the loan agreement, these conditions or the GBC deviate from one another, the regulations of the loan agreement shall have priority over those of these conditions and the regulations of these conditions over those of the GBC.
b)     Changes and amendments to the loan agreements, these regulations or the GBC must be recorded in writing. This shall also apply to a waiver of this written form requirement clause.
c)     The bank's payments in connection with the loan agreement shall be VAT-exempt financial services.

11.	Severability clause
Should one or several provisions of the loan agreement or these provisions or the GBC be invalid, the other provisions shall remain valid. The parties are obliged to replace any gaps that may arise through this by a valid regulation corresponding to the sense and purpose. This regulation shall apply accordingly if the Agreement already contains a gap from the outset.

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General Conditions for the Guarantee Business
Last revised January 1997
Bayerische Landesbank (hereinafter referred to as “Bank”) assumes guarantees, standby letters of credit and contracts of surety - hereinafter referred to as "guarantees" - on the following conditions on behalf of the customer (originating party):

1.	Direct / indirect guarantee
The Bank may draw up the guarantee itself (direct guarantee) or instruct another credit institution (second bank) to draw up the guarantee in its own name (indirect guarantee) while assuming a corresponding reciprocal liability (back-to-back guarantee) unless this explicitly conflicts with the instruction issued to it.

2.	Guarantee account / guarantee provision
The originating party's guarantee account shall be debited with the guarantee amount upon the sending / handing out of the guarantee request to the second bank. The Bank shall invoice guarantee commission as well as an appropriate fee for the issue of the guarantee to the originating party from this time up until the write-off.

3.	Reimbursement of expenses
The originating party undertakes to reimburse the Bank for all expenses (which also includes all of the commissions, fees and expenses invoiced by the second bank in indirect guarantees) which are incurred by it - including after the write-off of the guarantee as well as in connection with judicial or extrajudicial prosecutions in Germany and abroad in connection with the execution of the request. This shall also apply if the Bank avails itself of a right to deposit money for security.
The originating party is obliged to pay the amounts invoiced pursuant to items 2 and 3. The Bank is entitled to debit these due amounts to the debit account which is indicated in the guarantee request, unless a regulation derogating from this is reached.

4.	Utilization / payment
The Bank shall notify the originating party without delay if it receives a payment request from the beneficiary / second bank.
The Bank is obliged to pay if it receives a payment request from the beneficiary / second bank in conformity with the conditions of the guarantee and before the expiration of the guarantee.
In the case of guarantees, back-to-back guarantees, standby letters of credit and first-demand guarantees, the Bank is obliged to pay immediately if the guarantee is utilized by the beneficiary /the second bank on first demand. The Bank may only take the objection of an abuse of the law regarding such a payment request into account, and may only do so if this is asserted promptly and is either obvious or clearly recognizable for everybody based on liquid evidence.
In the case of other guarantees, the Bank shall take defenses or objections into account - unless these were excluded in the guarantee deed, especially through a waiver of the defenses under Sec. 768 of the German Civil Code [BGB] - which the originating party may assert in relation to the contractual relationship with the beneficiary if the originating party clearly and indisputably demonstrates this to it by submitting corresponding documented evidence within a reasonable period after notification of the receipt of a payment request.
The Bank may avert the pursuit of court proceedings by depositing a sum of money if this is agreed in the guarantee.

5.	Write-off
The Bank shall write off direct guarantees which according to their content are not expressly subject to foreign law after the close of the expiration date if these guarantees unequivocally expire according to their wording e.g. on a particular calendar date or through the submission of documents provided for determining the expiration if no claim has been received by the Bank before its expiration. Should a claim still be brought against the Bank under the guarantee despite the write-off, it shall only make a payment if it has received a payment authorization or a decision enforceable in the country where it was taken from the originating party. In this case, the guarantee commission must be paid subsequently on behalf of the customer (originating party) up until the date of the payment.

In the case of all other direct and indirect guarantees, the Bank shall only write off the guarantee when the guarantee deed including all amendments have been received by it in discharge of its obligations or it has been unequivocally and unreservedly released from its liability in writing by the beneficiary/the second bank. This shall also apply if the guarantees have a time limit.
In the case of litigation guarantees, which are not returned to the Bank in discharge of its obligations by the beneficiary itself, the Bank shall only write of the guarantee amount if the beneficiary's consent to the exemption from liability or documented evidence of a legally-binding order pursuant to Section 109 (2) of the German Code of Civil Procedure

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[ZPO] (order of the extinguishment of the guarantee) is furnished.
The originating party is responsible for the return of the guarantee deed as well as for arranging for the above-mentioned requirements for the write-off to be met.

6.	Reduction of the guarantee debiting
If the requirements for a reduction of the amount of the Bank's guarantee obligation are unequivocally fulfilled in accordance with the conditions of a reduction clause of the guarantee or the Bank was unreservedly exempted from its liability in writing, it shall carry out corresponding partial write-offs on the guarantee account and take this into account in the calculation of the guarantee commission. In the case of indirect guarantees, this regulation shall apply when the Bank submits a partial exemption of the second bank.
If a claim is nonetheless brought against the Bank and it makes a payment compelled due to an authorization by the originating party or through a decision enforceable in the country where it was taken, the guarantee commission must be paid subsequently from the time of the reduction up until the date of the payment.

7.	Inspection of documents
If the Bank has to receive documents or declarations in connection with the guarantee, it shall check these carefully with regard to whether these conform to the external form in accordance with the conditions of the guarantee and do not conflict with one another.
The Bank may also recognize declarations and documents as being in proper form if they were transmitted by teletransmission.
The Bank does not have any other inspection obligations, especially for authenticity and falsification, compliance with form, completeness and accuracy or legal validity of the deeds /documents/declarations and the general or special conditions contained in them or appended to them as well as for the correctness of submitted translations.

8.	Provision of securities / exemption
The originating party is obliged to deposit a monetary amount corresponding to the guarantee with the Bank at its request or provide it with bankable securities or exempt it from its liability arising as a result of the execution of the request.

9.	Standby letters of credit
The Bank shall draw up standby letters of credit explicitly including the uniform guidelines and practices for letter of credit documents of the International Chamber of Commerce in Paris. This shall apply between the originating party and the Bank for the write-off in the event of the expiration of standby letters of credit not useable at a second bank, supplementally for the document inspection and in other respects for standby letters of credit insofar as these guarantee conditions do not contain any regulations.

10.	Validity of the Bank's General Business Conditions
Supplementally, the Bank's General Business Conditions, which are on display for inspection in the Bank's cash offices and will also be gladly handed out / delivered upon request, shall apply.

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Leaflet Assumption of First Demand Guarantees Waiver of the Rights pursuant to Sec. 768 of the German Civil Code [BGB]
1.First demand guarantee; Waiver of rights pursuant to Sec. 768 BGB

Upon request and on the customer's behalf, Bayerische Landesbank (Bank) assumes “first demand guarantees” or waives the rights pursuant to Sec. 768 BGB in guarantees. Such guarantees involve inherent risks for the Bank and the customers, which go beyond the normal risk of guarantees.
In principle, a guarantee is dependent on the existence and scope of the principal obligation from the underlying transaction. In the “first demand guarantee” however the beneficiary can also demand payment if there is disagreement about the existence and amount of the principal obligation. The principle applies: “pay first, then clarify!”

2.	Utilization

If the guarantee is utilized, the Bank informs the customer without delay in order to give it the opportunity to check the entitlement of the utilization promptly.

3.	Pleas and objections
Pleas and objections arising out of the underlying transaction may in principle not be taken into account in a “first demand guarantee”.
A payment by the guarantor may only be refused in exceptional circumstances if the utilization by the beneficiary is an abuse of law, and if it is proved by the customer that this abuse of law is obvious.
This proof is hardly possible in practice, since only very limited evidence may be used for this. For this reason, the Bank is generally obliged to pay to the beneficiary when pleas or objections in the underlying relationship exist.
Such pleas and objections can only be clarified in a subsequent restitution process. The customer here bears the risk that the claims for restitution will no longer be able to be enforced after the completion of the process for economic reasons specific to the individual beneficiary.

4.	Waiver of the rights pursuant to Sec. 768 BGB

If the Bank waives the rights under Sec. 768 as instructed, it is generally liable in a manner similar to under a guarantee; it may not assert against the beneficiary the pleas to which the customer is entitled.

♦> Bayern LB

Annex: Calculation of the key financial parameter

Definition

“Equity ratio” = equity / balance sheet total

“equity” means

(a)	Capital stock

(b)	+ Capital reserve

(c)	+ Retained earnings

(d)	+/- Consolidated balance sheet profit / loss

(e)	+ Minority shares

(f)	+ Subordinated debt (subordination of capital and interest)

(g)	- Goodwill

(h)	- Claims against shareholders

“Balance sheet total” means

(a)	Balance sheet total according to consolidated balance sheet

(b)	- Goodwill

(c)	- Claims against shareholders